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                                                                   EXHIBIT 3.1

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                     INDUSTRI-MATEMATIK INTERNATIONAL CORP.


          INDUSTRI-MATEMATIK INTERNATIONAL CORP., a Delaware corporation, hereby certifies as follows:

          The Certificate of Incorporation for INDUSTRI-MATEMATIK INTERNATIONAL CORP. ("Corporation") was filed by the office of the Secretary of State of the State of Delaware on April 17, 1995. The Certificate of Incorporation is hereby amended pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of Delaware. All amendments to the Certificate of Incorporation reflected herein have been duly authorized and adopted by the Corporation's Board of Directors and stockholders in accordance with the provisions of Sections 242 and 245.

          This Amended and Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of the Corporation by:

          A. Redesignating the existing Class A Common Stock of the Corporation as Common Stock and authorizing additional capital stock, as set forth in Paragraph 4 of the attached Restated Certificate of Incorporation of the Corporation.

          B. Adding a provision that powers, preferences, and privileges relating to unissued series of Preferred Stock may be determined by the Board of Directors of the Corporation, as set
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forth in Paragraph 5 of the attached Restated Certificate of Incorporation of the Corporation.

          C. Adding to the privileges of the shares of Class B Common Stock a limited right to convert such shares to shares of Common Stock, as set forth in Paragraph 6.G of the attached Restated Certificate of Incorporation of the Corporation;

          D. Changing the privileges of the shares of Convertible Preferred Stock by changing its right to convert such shares into shares of Common Stock into a right to convert such shares into shares of Common Stock and Class B Common Stock, as set forth in Paragraph 6.F of the attached Restated Certificate of Incorporation of the Corporation; and

          E. Amending and adding to the right of the Corporation to indemnify its directors, officers, employees, or agents under certain conditions, as set forth in Paragraphs 7 and 8 of the attached Restated Certificate of Incorporation of the Corporation.

          The text of the Certificate of Incorporation is amended hereby to read as herein set forth in full:


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                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                     INDUSTRI-MATEMATIK INTERNATIONAL CORP.


          1.   The name of the Corporation is INDUSTRI-MATEMATIK
INTERNATIONAL CORP.

          2. The name and address of the Corporation's registered agent and registered office in the State of Delaware is: Industri-Matematik International Corp., Suite 748, One Commerce Center, Wilmington, New Castle County, Delaware 19801.

          3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          4. The Corporation is authorized to issue two classes of capital stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock which the Corporation shall be authorized to issue is 47,500,000, $.01 par value, of which 12,500,000 shares are hereby designated Class B Common Stock. The total number of shares of Preferred Stock which the Corporation shall be authorized to issue is 30,000,000 shares, $.01 par value, which may be issued from time to time in one or more series, of which 15,000,000 shares are hereby designated Convertible Preferred Stock.


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          5.  The Board of Directors of the Corporation is authorized to determine that the Preferred Stock shall be issued in one or more series and to determine or alter the powers, preferences, privileges, and relative participating, optional, or special rights granted to, and the qualifications, limitations, or restrictions imposed upon, any wholly unissued series of Preferred Stock and, within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase of decrease (but not below the number of shares of any series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series, to determine the designation of any series, and to fix the number of shares of any series, provided that if the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          6. Unless otherwise determined by the Board of Directors of the Corporation pursuant to the provisions of Paragraph 5 with regard to the Preferred Stock, the designations, preferences, privileges, and voting powers of the shares of each class of stock which the Corporation is authorized to issue, and the restrictions or qualifications thereof, are as follows:


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          6.A.1.  The capital of the Corporation shall be equal to such amounts which may be transferred thereto, from time to time, by resolution of the Board of Directors.

          6.A.2. The authorized shares of stock may be issued by the Corporation from time to time for such consideration as may be fixed from time to time by the Board of Directors, and any and all shares of stock so issued, the consideration for which so fixed has been paid or delivered, shall be fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

          6.B. Each issued and outstanding share of stock shall be entitled to share equally in any dividends declared by the Board of Directors.

          6.C. Each issued and outstanding share of stock shall share equally in the net profits or net losses of the Corporation.

          6.D. The entire voting power for the election of directors and for all other purposes shall be vested in the holders of the issued and outstanding shares of Convertible Preferred Stock and Common Stock, who shall be entitled to one vote for each share of Convertible Preferred Stock or Common Stock held by them of record. The holders of the issued and outstanding shares of Class B Common Stock shall have no voting


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outstanding shares of Class B Common Stock shall have no voting rights with respect to such shares.

          6.E. In the event of (a) any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, or (b) any transaction or series of transactions in which any person or entity or group of affiliated persons or entities acquires after the filing date of this Restated Certificate of Incorporation (i) a controlling portion of the voting stock of the Corporation or (ii) all or substantially all of the assets of the Corporation, the holders of the Convertible Preferred Stock shall be entitled upon the occurrence of any such event, before any assets of the Corporation or any payment for shares shall be distributed among or paid over to the holders of the Common Stock and the Class B Common Stock, to a payment per share of Convertible Preferred Stock equal to its pro-rata portion of such distribution, but not less than $4.50 (subject to adjustment in the event the Corporation declares a dividend payable in, or shall subdivide or combine, its Convertible Preferred Stock after the filing date of this Restated Certificate of Incorporation) plus a 7% accrual compounding annually, provided that as from October 1, 1996, such accrual shall cease to compound further.

          6.F. The holders of shares of Convertible Preferred Stock shall have the right at any time upon written notice to the Corporation to elect to convert each share of Convertible Preferred Stock held by them into two-tenths of a

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share of Common Stock and eight-tenths of a share of Class B Common Stock, provided that each issued and outstanding share of Convertible Preferred Stock shall convert automatically into two-tenths of a share of Common Stock and eight-tenths of a share of Class B Common Stock on the date of a completed public offering of shares of Common Stock. Upon conversion, fractional shares shall be rounded to the next highest whole number.

          6.G. Shares of Class B Common Stock shall convert automatically into shares of Common Stock upon the transfer of any such shares by the original holder thereof, or any any person or entity which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such holder ("Affiliate"), to any person or entity other than an Affiliate of the original holder thereof. In the event the Corporation declares a dividend payable in, or shall subdivide or combine, its Common Stock, the Board of Directors shall take such action by way of adjusting the conversion ratio between the Common Stock and the Class B Common Stock as in its judgment shall be necessary to preserve the rights of the Class B Common Stock substantially proportionate to the rights existing prior to such event.

          6.H. Except for the conversion rights of the holders of Convertible Preferred Stock described in Paragraph 6.F and the conversion rights of the holders of Class B Common Stock described in Paragraph 6.G, no shareholder of the Corporation


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shall by reason of his holding shares of stock have any preemptive or preferential right to purchase or subscribe to any share of stock of the Corporation, now or hereafter to be authorized, or to any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of stock now or hereafter to be authorized, other than such rights, if any, as the Board of Directors in its discretion from time to time may grant, at such price as the Board of Directors in its discretion may fix.

          7. The personal liability of the directors of the Corporation to the Corporation or its shareholders is hereby eliminated for monetary damages for breach of fiduciary duty as a director, except (a) for breaches of such director's duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the General Corporation Law of Delaware, or (d) for any transaction for which such director derived an improper personal benefit.

          8. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, employee, or agent of the


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Corporation or any direct of indirect subsidiary of the Corporation at any time or serves or served at any other enterprise as a director, officer, employee, or agent at the request of the Corporation or any direct or indirect subsidiary of the Corporation at any time.


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          IN WITNESS WHEREOF, the Corporation has caused this Amended and
Restated Certificate of Incorporation to be signed by Stig Durlow, the President of the Corporation, and attested by Lars-Goran Peterson, the Secretary of the Corporation, each of whom affirms the truth of the statements herein set forth under penalty of perjury, this 5th day of June, 1996.

                           INDUSTRI-MATEMATIK INTERNATIONAL CORP.

                           By:   /s/ Stig Durlow
                              -----------------------------------
                                     Stig Durlow, President
ATTEST:

   /s/ Lars-Goran Peterson
- -------------------------------
   Lars-Goran Peterson, Secretary



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